EXHIBIT 99.1

INmune Bio Co-Founder and CEO RJ Tesi Presents at Cambridge Healthcare Institute’s 7th Annual Immuno-Oncology Summit

La Jolla, CA. – Aug. 1, 2019 – INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced that RJ Tesi, M.D., co-founder and CEO, will present at the Cambridge Healthcare Institute’s 7th Annual Immuno-Oncology Summit, taking place in Boston from Aug. 5 through Aug. 9.

“We are committed to helping treatment-resistant patients by advancing the clinical development of combination therapies and other effective cancer treatments,” said Dr. Tesi. “I am delighted to have the chance to present with some of the most prominent leaders in the immuno-oncology community.”

Below is a schedule of Dr. Tesi’s presentations at the conference:

Monday, August 5 at 9:00 a.m.

“Targeting Soluble TNF to Improve Efficacy of Combination Immunotherapy”

Dr. Tesi will delve into how a fast-growing patient population in cancer is resistant to checkpoint inhibitors (CPI) and how combination therapy is starting to become a standard in immunotherapy by combining drugs with different targets.

Tuesday, August 6 at 4:15 p.m.

“Next-Generation Immunotherapies”

Dr. Tesi will participate on a panel alongside notable company spokespeople, covering the latest advances in immunotherapy, technology and implementation strategies for next-generation immunotherapies.

Thursday, August 8 at 4:15 p.m.

“Targeting ‘Protector’ Cells of the Innate Immune System”

Dr. Tesi will address the complex immunobiology of how cancer destroys the patient’s immune cells as protection from immunotherapy. He will discuss strategies to eliminating protector cells that alter the immunologic balance in favor of tumor eradication.

Cambridge Healthcare Institute’s 7th Annual Immuno-Oncology Summit brings together leaders from across the immunotherapy industry and provides a unique opportunity to network with decision-makers, build lasting collaborations and gain actionable solutions. The conference presents a unique chance to connect scientists on immunology-related drug targets to address the latest discoveries in the field.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid-derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Holly Dugan

(201) 465-8019

INmuneBio@AntennaGroup.com

Investor Contact:
KCSA Strategic Communications
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INmune@KCSA.com